Exhibit 4(w)

                                 ADDENDUM
                                    TO
                          STOCK OPTION AGREEMENT



     The following provisions are hereby incorporated into that
certain Non-Qualified Stock Option Agreement dated           (the
"Agreement") by and between Amdahl Corporation ("Corporation")
and                 ("Optionee") evidencing the non-qualified
stock option granted to Optionee on such date and are hereby made effective immediately. All capitalized terms used in this Addendum shall have the meanings assigned to such terms in the Agreement.

                           SPECIAL TAX ELECTIONS

     A.   STOCK WITHHOLDING.   The Optionee is hereby granted the
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election to have the Corporation withhold, at the time this option is exercised, a portion of the shares of Amdahl Corporation common stock ("common stock") purchased under the option with an aggregate fair market value equal to the designated percentage (up to 100 percent as specified by the Optionee) of the applicable Federal, State and local income, employment and other tax withholding liabilities incurred by the Optionee in connection with the option exercise (collectively the "Withholding Taxes").

     Any such exercise of the election must be effected in accordance with the following terms and conditions:

          (i) The election must be made on or before the date the amount of the Withholding Taxes incurred by the Optionee in connection with the exercise of the option is determined (the
"Tax Determination Date").

          (ii)      The election shall be irrevocable.

          (iii) The election shall be subject to the approval of the Plan Administrator, and none of the shares purchased under the option shall actually be withheld in satisfaction of the Withholding Taxes incurred in connection with the exercise of the option, except to the extent the election is approved by the Plan Administrator.

          (iv) The shares withheld pursuant to the election shall be valued at the mean of the lowest and highest selling prices per share of the Corporation's common stock on the Tax Determination Date on the principal exchange on which such common stock is then listed or admitted to trading, as such prices are officially quoted by the composite tape of transactions on such exchange. If there are no reported sales of the Corporation's common stock on the principal exchange on such date, then the mean of the lowest and highest selling prices on such exchange on the next preceding day for which there do exist such quotations shall be determinative of the value of the withheld shares.

          (v)       In no event may the number of shares of
common stock requested to be withheld exceed in value the dollar amount of the Withholding Taxes incurred by the Optionee in connection with the exercise of the option.

     If the stock withholding election is made by the Optionee at the time when such individual is an officer or director of the Corporation subject to the short-swing profit restrictions of
Section 16(b) of the Securities Exchange Act of 1934, then the following limitations, in addition to the preceding provisions, shall also be applicable:

          (i) The election shall not become effective at any time prior to the expiration of the six (6) month period measured from the actual grant date of the stock withholding election evidenced by this Addendum, and no shares purchased under the option shall accordingly be withheld in connection with any Tax Determination Date which occurs before the expiration of such six (6) month period.

          (ii) The stock withholding election must be made in accordance within the following limitations:

               - Such election must be made irrevocably at least six (6) months before the Tax Determination Date, or

               - Both the exercise of the withholding election and the exercise of the option must occur concurrently within a quarterly "window" period. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual summary statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date of the Tax Determination Date.

          (iii)          The six (6) month periods specified in
clauses (i) and (ii) shall not be applicable in the event of the Optionee's death or disability.

     B.   STOCK DELIVERY.     The Optionee is hereby granted the
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election to deliver to the Corporation, at the time the option is exercised, shares of the Corporation's common stock previously acquired by such individual (other than in connection with such option exercise) with an aggregate fair market value equal to the designated percentage (up to 100 percent as specified by the Optionee) of the Withholding Taxes incurred by the Optionee in connection with the option exercise.

     Any such exercise of the election must be effected in accordance with the following terms and conditions:

          (i) The election must be made on or before the date the amount of the Withholding Taxes incurred by the Optionee in connection with the exercise of the option is determined (the
"Tax Determination Date").

          (ii)      The election shall be irrevocable.

          (iii) The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares shall be accepted in satisfaction of the Withholding Taxes, except to the extent the election is approved by the Plan Administrator. However, the Plan Administrator has pre-approved any and all stock delivery elections made by the Optionee in accordance with the provisions of this Addendum, provided such election relates to Withholding Taxes incurred on one or more Tax Determination Dates occurring after the effective date of this Addendum. Such pre-approval may be revoked at any time by the Restricted Stock Plan Administrator with respect to any stock delivery elections made after the Optionee is notified of such revocation.

          (iv) The delivered shares shall be valued at the mean of the lowest and highest selling prices per share of the Corporation's common stock on the Tax Determination Date on the principal exchange on which such common stock is then listed or admitted to trading, as such prices are officially quoted by the composite tape of transactions on such exchange. If there are no reported sales of the Corporation's common stock on the principal exchange on such date, then the mean of the lowest and highest selling prices on such exchange on the next preceding day for which there do exist such quotations shall be determinative of the value of the delivered shares.

          (v)       In no event may the number of delivered
shares exceed in value the dollar amount of the Withholding Taxes incurred by the Optionee in connection with the exercise of the option.

     No additional restrictions or limitations shall be applicable to any stock delivery election made by the Optionee, whether or not such individual is at the time an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934.

     Except for the special tax elections provided herein, nothing in the Addendum shall affect or otherwise modify the existing terms and provisions of the Agreement and the option evidenced thereby.

     IN WITNESS WHEREOF, Amdahl Corporation and the Optionee have executed this Addendum on _______________________, 199__.


                                   AMDAHL CORPORATION

                                   By
                                   Anthony M. Pozos
                                   Senior Vice President
                                   Human Resources and
                                   & Corporate Services




                                   Employee Signature




                                   Employee Printed Name